Exhibit 99

News Release

Arthur J. Gallagher & Co. Appoints New Director

Rolling Meadows, Ill., March 12, 2020 – Arthur J. Gallagher & Co. (NYSE: AJG) today announced the appointment of Christopher C. Miskel to the company’s Board of Directors.

Mr. Miskel is President and Chief Executive Officer of Versiti, Inc. Previously, he served in senior management roles at Baxter International, Inc., Baxalta Incorporated, and Shire plc. Prior to that, he served in roles of increasing responsibility at Eli Lilly and Company, including management positions in Australia and New Zealand.

“We are pleased to welcome Chris to our Board of Directors,” said J. Patrick Gallagher, Jr., Chairman, President and CEO. “His senior leadership experience in the healthcare industry and his significant sales and marketing experience will add a valuable perspective to our Board of Directors. Our Board and executive management team look forward to working with Chris and benefitting from his judgment and counsel.”

Arthur J. Gallagher & Co., a global insurance brokerage, risk management and consulting services firm, is headquartered in Rolling Meadows, Illinois. The company has operations in 49 countries and offers client-service capabilities in more than 150 countries around the world through a network of correspondent brokers and consultants.

Investors: Ray Iardella	Media: Linda J. Collins
VP – Investor Relations	VP – Corporate Communications
630-285-3661/ ray_iardella@ajg.com	630-285-4009/ linda_collins@ajg.com

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